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BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    February 5, 2007
       Preliminary and Unaudited              Press Contact:  G. Patrick Corydon
       Fourth Quarter/Annual                                      (317) 636-9800
       Earnings Report                               corydon@baldwinandlyons.com



        BALDWIN & LYONS ANNOUNCES RECORD NET INCOME FOR QUARTER AND YEAR



         INDIANAPOLIS, INDIANA, FEBRUARY 5, 2007--Baldwin & Lyons, Inc. (Nasdaq:
BWINA, BWINB) today announced fourth quarter operating income, defined as net income before investment gains or losses, of $6.0 million, or $.40 per share, compared to operating income of $5.8 million, or $.39 per share, reported in 2005. Investment gains totaled $5.3 million, or $.35 per share, during the current quarter and compare to investment gains of $4.2 million, or $.28 per share, in the prior year quarter. Including investment gains, net income was a fourth quarter record of $11.3 million, or $.75 per share, compared to $10.0 million, or $.67 per share, for the fourth quarter of 2005.

For the year ended December 31, 2006, operating income totaled $27.1 million, or $1.80 per share, compared to $19.3 million, or $1.30 per share, reported a year earlier. The 2005 period was adversely impacted by losses from hurricanes Katrina and Rita. Investment gains totaled $11.1 million, or $.74 per share, in 2006 compared to gains of $14.9 million a year earlier. Including investment gains, net income for the current year totaled a record $38.2 million, or $2.54 per share, compared to the previous record of $34.2 million, or $2.30 per share, for the year ended December 31, 2005.

Net premium earned by the Company's insurance subsidiaries declined by 9% from $46.2 million during the fourth quarter of 2005 to $42.1 million for the fourth quarter of 2006. For the year, 2006 net premium earned also decreased by 9% to $169.8 million. Net premium earned was 1% lower than the third quarter as the Company's two largest products, fleet trucking and non-standard automobile, continue to experience pricing pressure.

The Company's quarterly consolidated combined ratio increased to 99.3%, producing underwriting profits of $.3 million, compared to last year's fourth quarter ratio of 96.1% and an underwriting gain of $1.8 million. Year-to-date, the consolidated combined ratio for 2006 was 92.9% compared to 97.5%, including pre-tax hurricane losses of $15.6 million which added 8.4 points to the loss ratio, for 2005. Each of the quarterly and annual combined ratios shown above are computed without regard to fee income earned by the insurance subsidiaries which is accounted for as other operating income. The impact of including fee income would be decreases in the combined ratios for the 2006 and 2005 fourth quarters of 2.4 and 2.0 percentage points, respectively, and 2.5 and 2.2 percentage points for the years 2006 and 2005, respectively.

Investment income again compared favorably to prior periods. Pretax investment income was 20% higher for the fourth quarter and 32% higher for the year. After tax investment income improved even more for the quarter and year by 31% and 36%, respectively, as more of the fixed income portfolio has been allocated to municipal bonds this year. After tax investment income also improved over 4% from the third quarter this year even after the payment of record dividends during the year. Net investment gains before tax were $8.2 million for the current quarter compared to $6.5 million for the 2005 quarter. Year-to-date, net investment gains were $17.1 million compared to

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$23.0 million for 2005 with the difference attributable to extraordinarily favorable performance by our limited partnership investments during 2005.

Shareholders' equity increased by $6.6 million during the quarter and has increased $10.9 million (3.2%) from December 31, 2005 after regular and extra dividend payouts for the year-to-date totaling $38.4 million, or $2.55 per share. The book value per share of the Company's stock was $23.60 on December 31, 2006, an increase of $.29 after dividends from December 31, 2005.

CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for February 5, 2007 at 11:00 AM (New York time) to discuss results for the fourth quarter ended December 31, 2006. To gain access to the webcast of this call, please log on to HTTP://VIAVID.NET/DCE.ASPX?SID=0000397D at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until May 5, 2007. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 800-819-9193 (U.S./Canada) or 913-981-4911 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February 12, 2007 by calling 888-203-1112 or 719-457-0820 and referencing passcode 5288488.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Three Months Ended              Twelve Months Ended
                                                          December 31                     December 31
                                                  ----------------------------    -----------------------------
                                                      2006            2005            2006            2005
                                                  -------------    -----------    -------------    ------------
Operating revenue                                      $48,726        $52,070         $196,005        $207,923
Net investment gains                                     8,227          6,511           17,064          22,981
                                                  -------------    -----------    -------------    ------------

                                TOTAL REVENUE          $56,953        $58,581         $213,069        $230,904
                                                  =============    ===========    =============    ============

Operating income                                       $ 5,976        $ 5,793         $ 27,094        $ 19,285
Net investment gains,
   net of federal income taxes                           5,347          4,233           11,091          14,938
                                                  -------------    -----------    -------------    ------------

                                   NET INCOME          $11,323        $10,026         $ 38,185        $ 34,223
                                                  =============    ===========    =============    ============

Per share data - diluted:
   Average number of shares                             15,145         14,888           15,047          14,863

   Operating income                                      $ .40          $ .39           $ 1.80          $ 1.30
   Net investment gains                                    .35            .28              .74            1.00
                                                  -------------    -----------    -------------    ------------

                                   NET INCOME            $ .75          $ .67           $ 2.54          $ 2.30
                                                  =============    ===========    =============    ============

Dividends paid to shareholders                           $ .45          $ .25           $ 2.55           $ .95

Annualized return on average shareholders' equity:
   Operating income                                       7.8%           7.7%             8.8%            6.6%

   Net income                                            14.7%          13.3%            12.4%           11.7%

Consolidated combined ratio of
  insurance subsidiaries (GAAP basis):
     Without fee income                                  99.3%          96.1%            92.9%           97.5%
     With fee income                                     96.9%          94.1%            90.4%           95.3%


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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.